EXHIBIT 10.1

Exploration Agreement

CONFIDENTIAL

This Exploration Agreement (the "Agreement") is entered into on the 7th Day of February of 2011 (the "Effective Date") between , Glaux Oil and Gas LLC, a Texas Limited Liability Company, (referred to as "GLAUX") and Bering Exploration Inc., a Nevada Corporation, (referred to as “BEI"). BEI and GLAUX may be referred to as "Party" and collectively as the "Parties."

BEI and GLAUX are interested in conducting joint exploration operations, including the drilling of an exploratory well (being the Initial Well in the Contract Area) and development wells, for the discovery of and for the production of oil and/or gas in an area in Borden County, Texas. Additionally BEI wishes to retain GLAUX for up to three years to provide BEI with oil and gas prospects in a defined area in West Texas.

In consideration of the premises and the mutual covenants and agreements set out in this Agreement, BEI and GLAUX agree as follows;

I.	Contract Area

The initial area covered by this Agreement, called the "Contract Area," consists of an area of approximately 4,480 acres located in Borden County, Texas described on the map shown as Exhibit A attached hereto and for the purpose of this Agreement is called the "Borden #1 Prospect". BEI agrees to pursue with due diligence and in a commercially reasonable manner to acquire leases within the Contract Area. The parties agree that all oil and gas exploration and production activity within the Contract Area will be exclusively conducted as per the terms of this Agreement for the Term hereof. The parties agree that GLAUX will provide instructions as to where leases should be obtained and that GLAUX will supervise the process of acquiring the leases and that BEI will negotiate with the mineral owners and that the acreage ultimately leased may vary from the map. The decision to acquire or reject any lease in the Contract Area is the sole decision of the BEI. A map shall be provided by BEI which will reflect the location of all leases when the lease negotiations are completed.

II.	Fees and Costs

BEI, by execution hereof, agrees to pay one hundred percent (100%) of the jointly pre-approved costs including but not limited to leasing, seismic operations, tellurics, and other geophysical surveys, consulting fees for exploration, development and drilling of the Initial Well and subsequent operations within the Contract Area, except as herein provided. GLAUX will receive the following compensation for its work on the prospect:

(i)
Prospect Development Fee and Consulting Fees: GLAUX will receive a Prospect Development Fee of $45,000 as compensation to GLAUX for its work and expenses incurred on the Borden #1 Prospect in accordance with the terms established in Exhibit C.  BEI agrees to compensate GLAUX for consulting time at the rate of $1,600 per day or $200 per hour for time worked on projects which BEI has approved in advance.

(ii)	GLAUX is proposing a work plan including:

a.	Seismic review to include purchase of three lines of approximately 5 miles of 2-D seismic data at an estimated cost of $37,500 plus ten man days of interpretation;

b.	Telluric Survey including approximately 20 data points, plus four man days for travel and surveying;

c.	Telluric processing of approximately 10,000 feet at an estimated cost of $20,000;

d.	geophysical integration of approximately 2 man days;

e.	building a formal Prospect Package including map preparation, seismic integration displays and write-up of approximately 10 man days;

f.	Additional assistance as required for additional man days for marketing the prospect to industry participants, managing well drilling, etc.; and

g.	For Prospect leasing, GLAUX will be paid $15 per acre for managing the lease acquisitions.

(iii)
GLAUX will not undertake any work, other than that which is otherwise approved herein, without the express written permission and approval of BEI prior to commencement of any work. GLAUX will provide a budget for approval by BEI prior to the commencement of any work that exceeds $10,000.

III.	Initial Well

BEI will use all reasonable efforts to commence the drilling of the Initial Well, in search of oil and/or gas at a location on the Contract Area, within 12 months of the Effective Date. The initial well location shall be chosen by GLAUX in consultation with BEI.

IV.	Operator

BEI shall be the operator and will undertake and oversee all leasing, drilling, completing and producing activities. The parties may agree to contract with a mutually agreeable contract operator.

V.	Marketing

GLAUX shall have the right to market its own production or to take it in kind. This right shall be further defined in the Joint Operating Agreement.

VI.	Term

This Agreement shall be for a term commencing on the Effective Date and shall continue in force, except as otherwise provided, for a period of the same term of the longest lease or until a later date on which all operations then being conducted by the terms of this Agreement have been completed and all obligations of the Parties provided for in this Agreement have been fully discharged. The term may be extended for additional one-year periods from year to year by the mutual written consent of the Parties.

VII.	Notices

Unless otherwise provided, all notices and communications to be given under the terms of this Agreement shall be delivered by U.S. Mail, or facsimile, addressed to the respective Parties as follows:

If to BEI:

Bering Exploration, Inc.
710 N. Post Oak Rd., Suite 410
Houston, Texas 77024

Telephone Number: (713) 859-9792
Fax Number: (800) 861-1175
If to GLAUX:

GLAUX Oil and Gas, LLC
5773 Woodway Drive, #305
Houston, Texas 77057

Telephone Number: (713) 439-7927
Fax Number: (866) 686-8583

Unless otherwise specified in the notice, the date of a notice shall be the date on which the written or faxed notice is transmitted to the Party to whom it is addressed. Each Party may change its address by written notice to the other Party via U.S. Mail, fax or electronic mail. No transfer of any interest pursuant to the terms of this Agreement shall be effective until the transferor or transferee (after complying with all other requirements of this Agreement) notify all other Parties of the address and designated representative of the transferee.

VIII.	Laws and Regulations

The terms of this Agreement and all operations conducted under it shall be subject to all valid laws, rules, regulations, and orders of any regulatory body having jurisdiction, and be governed by the laws of the State of Texas. Venue for any actions arising hereunder shall be Harris County, Texas.

IX.	Assignability

This Agreement shall be binding on the Parties and their respective heirs, successors and assigns. All rights and obligations created by this Agreement are not assignable without the prior written consent of BEI and GLAUX, which consent may not be unreasonably withheld.

X.	Force Majeure

The obligations of each Party, except for the payment of money, shall be suspended while, but only for so long as, a Party is prevented from complying with an obligation in whole or in part, by strikes, lockouts, act of God, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in open markets, inadequate facilities for the transportation of materials, or as a result of any order, requisition, or necessity of the government, or other matters beyond the reasonable control of a Party, whether similar to the matters specifically enumerated above or not; provided, however, that performance shall be resumed within a reasonable time after the cause of force majeure has been removed; and provided further that no Party shall be required, against its will, to settle any labor disputes.

XI,	Captions and Titles

The captions and titles used in this Agreement shall not be construed as adding meaning to the subject matter of this Agreement, but are used only for reference and convenience.

XII.	Subsequent Operations in the GLAUX/BEI Area of Mutual Interest (“AMI”).

a.
The Glaux/BEI Area of Mutual Interest Retainer. This AMI is defined in Exhibit B. GLAUX has access to an aeromagnetic survey covering approximately 500,000 acres in West Texas containing an estimated 25 undrilled leads or prospects. GLAUX agrees to work exclusively with BEI to further develop additional mutually agreeable leads or prospects in this area for three years from the Effective Date. GLAUX will be paid a quarterly retainer as defined in Exhibit C.  This amount will be credited to the purchase fee of any prospects presented to BEI in that quarter should BEI decide to purchase any prospects in said quarter. GLAUX agrees to provide a work plan during each quarter including the estimated cost of developing the prospects including seismic, telluric or other costs and BEI agrees to pay preapproved costs and additional consulting fees as required to develop the prospects. If BEI fails to pay the quarterly retainer or other costs as billed, GLAUX will give 30 days notice to enable BEI to remedy the non-payment. If payment is not received during the 30 day period, GLAUX has the right to terminate the remainder of the exclusive agreement for the remaining undeveloped prospects; however, as to developed prospects, this agreement shall continue. If BEI rejects the prospect(s) in that quarter, then GLAUX is free to market the prospect(s) elsewhere.  BEI agrees not to purchase any mineral interest in that rejected prospect area and maintain the confidentiality of same. This would not prevent BEI from purchasing the prospect from GLAUX at a later date if the parties can agree on mutually agreeable terms and conditions.

XIII.	Miscellaneous

a.
GLAUX is furnishing BEI with information which may be either nonpublic, confidential, or proprietary in nature and which may include, but is not limited to, geological and geophysical data, maps, models, and interpretations (the "Information"). During the Term of this Agreement, BEI shall keep the Information strictly confidential and shall not, without the consent of GLAUX, disclose the Information to any Third Party, provided that, GLAUX agrees that certain Information may be disclosed in the efforts to secure third party investment in the operations in the Contract Area and to satisfy reporting standards and requirements established by the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934 and related legislation and the rules and regulations promulgated by the United States Securities and Exchange Commission and related state laws, as applicable, collectively referred to “Securities Laws”. Any third party with which BEI desires to share Information must execute and deliver to BEI and GLAUX a Confidentiality Agreement in a form acceptable to BEI and GLAUX.  BEI and third parties who will sign these Confidentiality and Non-Circumvention Agreements shall agree not to hire any of GLAUX’s employees or consultants during the term of the Agreement and for one year thereafter. GLAUX agrees to not disclose Information to any Third Party in the future except to assist BEI in the efforts to secure third party investment for BEI or for GLAUX to secure third party investment in the event that BEI elects to abandon or release all or any part of its rights in the leases within the Contract Area in the following paragraph without the express written permission of BEI. BEI agrees not to use GLAUX’s name or the name of its consultants in any press releases without written authorization beforehand.  GLAUX will provide BEI with mutually agreeable non confidential information for use in investor presentations that will not require a Confidentiality agreement.

b.
In the event BEI should elect to abandon or release all or any part of its rights in the leases lying within the Contract Area, any renewals or extensions of those leases, or any joint property, BEI shall notify GLAUX no less than three (3) months in advance of any abandonment or release, and if requested to do so, within ten (10) days of the receipt of notice by GLAUX, shall immediately assign all such rights to GLAUX at no cost to GLAUX.

c.
The parties will meet at least once every three months to discuss BEI's progress in leasing and developing the Contract Area. If BEI decides not to pursue certain prospective areas within the Contract Area, it will notify GLAUX in writing. GLAUX will then have the right to receive assignment of the unused leases and to pursue these areas independently without an obligation to compensate BEI.

d.
BEI will use its best efforts to lease approximately 1,000 acres, more or less, as identified by GLAUX.  If BEI fails to lease the aforementioned acreage or drill at least one well in the Contract Area during the period of one year from the date of this Agreement, this Agreement shall terminate, at the sole option of GLAUX with respect to the unleased acreage within the Contract Area. Termination of this Agreement by GLAUX does not relieve either BEI or GLAUX of its confidentiality obligations and GLAUX's compensation, including any ORRIs or BIAPWIs. Upon Termination, BEI will return all prospect information pertaining to unleased areas and agrees to not pursue any unleased prospect areas. In the event BEI decides to sell any of its interests in the Contract Area, GLAUX will be given "tag along" rights and will be able to sell its interests at a price per percent or MMBtu that is the same as BEI's price.

e.
GLAUX agrees to provide BEI with consulting time at a rate of $1,600 per day. GLAUX will receive reimbursement for any out of pocket expenses, including travel expenses involved in providing the consulting services.  All such expenditures must be approved by BEI in advance.

f.	GLAUX shall be deemed an Independent Contractor and shall be responsible for its own taxes. The Parties hereto do not intend to create any type of partnership or joint venture hereby.

g.	This Agreement is binding on and shall inure to the benefit of the Parties and their respective heirs, devises, legal representatives, successors, and assigns.

h.	GLAUX shall have audit rights during normal business hours to the extent reasonably necessary, at its own expense, to verify the compliance with the terms of this Agreement.

i.	This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all counterparts together shall be deemed one and the same Agreement.

j.
GLAUX will receive copies of all geophysical data, including interpretations, pertaining to the prospective areas from BEI as the data is obtained provided BEI's licensees allows same as BEI’s contracted consultant.

k.
BEI will receive copies of all existing micro-magnetic, geophysical, petrophysical and/or subsurface data, including interpretations, pertaining to the individual prospective areas from GLAUX as the data is obtained.

l.
Either Party hereto may pursue legal action against the opposite Party for damages or other remedies arising from a default hereunder. The successful Party is entitled to recover attorney's fees and cost from the opposite Party.

m.
BEI hereby acknowledges that they have reviewed all information, including the Disclaimer describing the risks inherent in the oil and gas exploration business furnished by or on behalf of GLAUX; and that they are sophisticated investors who understand the risks in this venture and the oil and gas business generally; and they understand that GLAUX does not guarantee that BEI will be successful in obtaining the leases in the Contract Area on terms and conditions that will be acceptable to BEI. BEI relies on its own investigation of facts and circumstances in deciding to enter into this Agreement and agrees it has not relied on any representations of Glaux or its agents or representatives unless same is stated herein.

n.
The Confidential Information is provided "AS IS" without warranty of any kind, express or implied, and without liability for any damages whatsoever relating to BEI's use of the Confidential Information. GLAUX and its affiliates do not guarantee that the wells will be successful and past performance is no guarantee of future results. GLAUX is not transferring any licenses or rights to any of its proprietary technology. BEI agrees not to use any of GLAUX’s vendors or consultants without prior written permission.

Agreed to on the date first written above:

BEI:

/s/ Steven M. Plumb
By: Steven M. Plumb, CPA
Title: Chief Financial Officer

GLAUX:

/s/ Carl McCutcheon
By: Carl McCutcheon
Title: Member